EXHIBIT 99.1

GenCorp Reports 2014 Third Quarter Results

SACRAMENTO, Calif., Oct. 10, 2014 (GLOBE NEWSWIRE) -- GenCorp Inc. (NYSE:GY) today reported results for the third quarter ended August 31, 2014.

Financial Overview

Third Quarter of Fiscal 2014 compared to Third Quarter of Fiscal 2013

  Net sales for the third quarter of fiscal 2014 totaled $419.5 million compared to $367.5 million for the third quarter of fiscal 2013.
  Net loss for the third quarter of fiscal 2014 was $(9.5) million, or $(0.17) loss per share, compared to a net income of $197.4 million, or $2.39 diluted income per share, for the third quarter of fiscal 2013. The net loss for the third quarter of fiscal 2014 included a pre-tax contract loss of $17.5 million on the Antares AJ-26 program and a pre-tax charge of $9.8 million related to the repurchase of $9.4 million of principal of the Company's 4.0625% Convertible Subordinated Debentures ("4 1/16% Debentures"). The net income for the third quarter of fiscal 2013 included a $206.6 million income tax benefit primarily associated with the release of deferred tax asset valuation allowance reserves.
  Adjusted EBITDAP (Non-GAAP measure*) for the third quarter of fiscal 2014 was $38.1 million, or 9.1% of net sales, compared to $41.9 million, or 11.4% of net sales, for the third quarter of fiscal 2013.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $34.4 million for the third quarter of fiscal 2014, compared to $36.8 million for the third quarter of fiscal 2013.
  Cash provided by operating activities in the third quarter of fiscal 2014 totaled $56.4 million, compared to $7.6 million in the third quarter of fiscal 2013.
  Free cash flow (Non-GAAP measure*) in the third quarter of fiscal 2014 totaled $43.0 million, compared to $(9.4) million in the third quarter of fiscal 2013.
  As of August 31, 2014, the Company had $628.6 million in net debt (Non-GAAP measure*) compared to $523.2 million as of August 31, 2013.
  As of August 31, 2014, the Company had $2.1 billion of funded backlog compared to $1.7 billion as of November 30, 2013.

First Nine Months of Fiscal 2014 compared to First Nine Months of Fiscal 2013

  Net sales for the first nine months of fiscal 2014 totaled $1,152.3 million compared to $897.8 million for the first nine months of fiscal 2013. Beginning in the third quarter of fiscal 2013, net sales included the Rocketdyne Business.
  Net loss for the first nine months of fiscal 2014 was $(61.8) million, or $(1.06) loss per share, compared to a net income of $171.6 million, or $2.13 diluted income per share, for the first nine months of fiscal 2013. The net loss for the first nine months of fiscal 2014 included a pre-tax contract loss of $31.4 million on the Antares AJ-26 program and a pre-tax charge of $60.6 million related to the repurchase of $59.6 million of principal of the Company's 4 1/16% Debentures. The net income for the first nine months of fiscal 2013 included a $199.6 million income tax benefit primarily associated with the release of deferred tax asset valuation allowance reserves.
  Adjusted EBITDAP (Non-GAAP measure*) for the first nine months of fiscal 2014 was $112.5 million, or 9.8% of net sales, compared to $102.3 million, or 11.4% of net sales, for the first nine months of fiscal 2013.
  Segment performance (Non-GAAP measure*) before environmental remediation provision adjustments, retirement benefit plan expense, and unusual items was $93.2 million for the first nine months of fiscal 2014, compared to $104.4 million for the first nine months of fiscal 2013.
  Cash provided by operating activities in the first nine months of fiscal 2014 totaled $34.1 million, compared to $26.5 million in the first nine months of fiscal 2013.
  Free cash flow (Non-GAAP measure*) in the first nine months of fiscal 2014 totaled $2.2 million, compared to $(12.2) million in the first nine months of fiscal 2013.
  Repurchased 3.5 million of the Company's common shares at a cost of $64.5 million during the first nine months of fiscal 2014.

_________

* The Company provides Non-GAAP measures as a supplement to financial results based on accounting principles generally accepted in the United States ("GAAP"). A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

"The third quarter was particularly notable as Aerojet Rocketdyne space propulsion products once again delivered 100% mission success supporting a wide range of customer launch vehicles for U.S. military, NASA and commercial missions that included Atlas V, Delta IV, and Delta II. We also continued to reinforce the strength of our Missile Defense and Strategic Systems contract portfolio in the third quarter by supporting a critical intercept flight test on the Ground Based Missile Defense Program, and a successful ground test of a second stage booster motor for the U.S. Air Force Propulsion Applications Program," said GenCorp President and Chief Executive Officer Scott Seymour.

"Our ongoing efforts integrating Aerojet Rocketdyne continued, including the project to transition to a common I.T. system, while maintaining our focus on realizing the efficiency improvements and infrastructure reductions required to meet our affordability goals."

Operations Review

Aerospace and Defense Segment

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions, except percentage amounts)
Net sales	$418.0	$365.9	$1,147.7	$893.6
Segment performance (Non-GAAP measure)	22.7	22.7	65.5	64.6
Segment margin (Non-GAAP measure)	5.4%	6.2%	5.7%	7.2%
Segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items (Non-GAAP measure)	9.9%	12.2%	9.8%	12.3%
Components of segment performance:
Aerospace and Defense	$41.4	$44.7	$112.0	$110.3
Environmental remediation provision adjustments	(4.7)	(1.7)	(6.6)	(2.3)
Retirement benefit plan expense	(6.1)	(11.3)	(18.3)	(32.8)
Unusual items	(0.1)	(0.2)	(0.2)	(1.8)
Rocketdyne purchase accounting adjustments not allocable to the Company's U.S. government contracts:
Amortization of the Rocketdyne Business' intangible assets	(3.0)	(2.3)	(9.0)	(2.3)
Depreciation associated with the step-up in the fair value of the Rocketdyne Business' tangible assets	(3.5)	(5.2)	(9.2)	(5.2)
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business' inventory	(1.3)	(1.3)	(3.2)	(1.3)
Aerospace and Defense total	$22.7	$22.7	$65.5	$64.6

The increase in net sales in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013 was primarily due to increased deliveries on the Terminal High Altitude Area Defense ("THAAD"), Atlas V, and RL-10 programs generating $75.8 million in additional net sales. The ramp-up in deliveries on the THAAD program was due to the program supporting full-rate production requirements. The increase in net sales was partially offset by (i) a decrease of $15.8 million in the various Standard Missile contracts primarily from the transitioning of the Standard Missile-3 Block IB contract from development activities to low-rate initial production, decreased development activities for the Throttling Divert and Attitude Control System for the current phase of the Standard Missile-3 Block IIA contract, and a cessation of deliveries on the Standard Missile-1 Regrain contract earlier in the year as a result of contract completion and (ii) a decrease of $12.1 million from lower deliveries and changes in the estimated measurement of progress toward completion on the Antares program. See net sales information below:

	Three months ended August 31,
	2014	2013	Change
	(In millions)
THAAD	$50.0	$5.5	$44.5
Standard Missile	47.1	62.9	(15.8)
Atlas V	37.7	17.2	20.5
RL-10	37.1	26.3	10.8
Antares	(2.4)	9.7	(12.1)
All other Aerospace and Defense programs	248.5	244.3	4.2
	$418.0	$365.9	$52.1

The decrease in segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items in the third quarter of fiscal 2014 compared to the third quarter of fiscal 2013 was primarily due to $17.3 million, 4.1% of net sales, of cost growth on the Antares AJ-26 program, including the cost to repair or replace engines as necessary in light of the previously reported engine test failures, an associated increase in hardware inspections and corrective actions on the remaining engines to be delivered, costs to repair the test stand, and for costs resulting from delayed deliveries.  Under the Antares AJ-26 program, the Company is modifying and upgrading 20 engines that were originally manufactured in the 1970s by a foreign rocket manufacturer.  The Company has delivered 10 engines under the Antares AJ-26 contract and 10 more deliveries are required to complete the current contract. There can be no assurance that the Company will not experience any further issues with one or more of the remaining 10 engines.

The increase in net sales in the first nine months of fiscal 2014 compared to the first nine months of fiscal 2013 was primarily due to sales from the Rocketdyne Business which was acquired on June 14, 2013. Beginning in the third quarter of fiscal 2013, net sales included the Rocketdyne Business. The increase in net sales was partially offset by (i) a decrease of $93.3 million in the various Standard Missile contracts primarily from the transitioning of the Standard Missile-3 Block IB contract from development activities to low-rate initial production, decreased development activities for the Throttling Divert and Attitude Control System for the current phase of the Standard Missile-3 Block IIA contract, and a cessation of deliveries on the Standard Missile-1 Regrain contract earlier in the year as a result of contract completion; (ii) an additional week of operations in the first quarter of fiscal 2013 resulting in $27.8 million in net sales; (iii) a decrease of $23.9 million from lower deliveries and changes in the estimated measurement of progress toward completion on the Antares program; and (iv) a decrease of $20.0 million as a result of the completion of the Triple Target Terminator ("T3") IIA and IIB contracts as the program enters the next development phase. See net sales information below:

	Nine months ended August 31,
	2014	2013	Change
	(In millions)
Aerojet
Standard Missile	$137.4	$230.7	$(93.3)
Atlas V	78.8	63.1	15.7
Antares	3.5	27.4	(23.9)
T3 IIA and IIB	10.9	30.9	(20.0)
Extra week of sales in fiscal 2013	—	27.8	(27.8)
All other Aerojet programs	394.6	376.9	17.7
Rocketdyne (1)	522.5	136.8	385.7
	$1,147.7	$893.6	$254.1
________
(1) Includes net sales beginning June 14, 2013 from the Rocketdyne Business (acquisition date).

The decrease in the segment margin before environmental remediation provision adjustments, retirement benefit plan expense, Rocketdyne purchase accounting adjustments, and unusual items in the first nine months of fiscal 2014 compared to the first nine months of fiscal 2013, was primarily due to $30.8 million, 2.7% of net sales, of cost growth on the Antares AJ-26 program, including the cost to repair or replace engines as necessary in light of the previously reported engine test failures, an associated increase in hardware inspections and corrective actions on the remaining engines to be delivered, costs to repair the test stand, and for costs resulting from delayed deliveries.  Under the Antares AJ-26 program, the Company is modifying and upgrading 20 engines that were originally manufactured in the 1970s by a foreign rocket manufacturer.  The Company has delivered 10 engines under the Antares AJ-26 contract and 10 more deliveries are required to complete the current contract. There can be no assurance that the Company will not experience any further issues with one or more of the remaining 10 engines.

A summary of the Company's backlog is as follows:

	August 31, 2014	November 30, 2013
	(In billions)
Funded backlog	$2.1	$1.7
Unfunded backlog	0.9	0.8
Total contract backlog	$3.0	$2.5

The increase in backlog from November 30, 2013 is primarily due to the receipt of large, multi-year awards on several programs including RS-68, RS-27, Atlas V, and THAAD.

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond the Company's control.  Of the Company's August 31, 2014 total contract backlog, approximately 47%, or $1.4 billion, is expected to be filled within one year.

The Rocketdyne Business integration costs incurred and capitalized through August 31, 2014, all of which the Company believes will be allocated to the Company's U.S. government contracts, totaled $30.2 million. Integration activities are expected to continue at least into the first half of fiscal 2015 when the integration of the Rocketdyne Business into the Company's enterprise resource planning ("ERP") system is scheduled to be complete. The final determination as to whether these integration costs are reimbursable from the U.S. government is based on the Company's planned integration savings exceeding its restructuring costs by a factor of at least two to one. The Company believes that the anticipated restructuring savings will exceed restructuring costs by a factor of at least two to one; therefore, the costs were deferred as the Company believes that subsequent recovery of said costs through the pricing of the Company's products and services to the U.S. government is probable. The Company reviews on a quarterly basis the probability of recovery of these costs. Costs and related anticipated savings are included in the Company's rates and reflected in its results of operations. The costs are not billable on the contracts until agreement with the U.S. government is reached. Capital expenditures in the first nine months of fiscal 2014 related to the consolidation of Rocketdyne facilities totaled $10.4 million. These consolidation activities are part of an overall integration plan, that, when completed, are expected to improve the overall operating efficiency of the newly combined business.

Real Estate Segment

Sales and segment performance for the third quarter of fiscal 2014 were $1.5 million and $0.8 million, respectively, compared to $1.6 million and $0.9 million for the third quarter of fiscal 2013, respectively. Net sales and segment performance consist primarily of rental property operations.

Easton has continued several important actions during the third quarter of fiscal 2014 in a comprehensive effort to secure entitlements and permits thereby improving project visibility and decreasing financial risk for prospective buyers seeking to develop the property.  These actions include investments in predevelopment activities that relate to the relocation of certain Aerojet Rocketdyne facilities and existing infrastructure in anticipation of potential future real estate development work including relocation of power, utility, communications lines, security fencing, and roads.  In coordination with Aerojet Rocketdyne, these efforts are in support of the Glenborough at Easton and Easton Place development areas and serve to reduce any potential "hold time" a builder/developer may face prior to the start of construction, thereby reducing risk, increasing certainty and the overall value of planned development projects.

Additional Information

Included in the loss from continuing operations before income taxes for the periods presented are as follows:

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions)
Rocketdyne Business acquisition costs not allocable to the Company's U.S. government contracts:
Interest expense associated with financing of the Rocketdyne Business acquisition	$8.3	$8.1	$24.7	$19.3
Amortization of the Rocketdyne Business intangible assets	3.0	2.3	9.0	2.3
Depreciation associated with the step-up in the fair value of the Rocketdyne Business' tangible assets	3.5	5.2	9.2	5.2
Cost of sales associated with the step-up in the fair value of the Rocketdyne Business' inventory	1.3	1.3	3.2	1.3
Total Rocketdyne Business acquisition costs	16.1	16.9	46.1	28.1
Other costs
Retirement benefit expense	8.9	16.5	26.7	48.5
Environmental remediation provision adjustments	5.4	1.9	8.0	5.4
Loss on Antares AJ-26 program	17.5	0.2	31.4	0.6
Loss on debt repurchased	9.8	—	60.6	—
Stock-based compensation	1.5	3.4	4.5	9.7
Total other costs	43.1	22.0	131.2	64.2
	$59.2	$38.9	$177.3	$92.3

Share Repurchase Activity

During the first nine months of fiscal 2014, the Company repurchased 3.5 million of its common shares at a cost of $64.5 million (average price $18.64). The Company reflects stock repurchases in its financial statements on a "settlement" basis.

Debt Activity

As of August 31, 2014 and November 30, 2013, the Company's debt was as follows:

	August 31,	November 30,
	2014	2013
	(In millions)
Senior debt	$100.0	$45.0
Senior secured notes	460.0	460.0
Convertible subordinated notes	133.8	193.4
Delayed draw term loan	89.0	—
Capital lease	0.7	0.8
Total debt	$783.5	$699.2

As of August 31, 2014, the Company had $152.9 million of available borrowings under its senior credit facility and subordinated credit facility.

During the first nine months of fiscal 2014, the Company repurchased $59.6 million principal amount of its 4 1/16% Debentures at various prices ranging from 195% of par to 212% of par. A summary of the Company's 4 1/16% Debentures repurchased during the first nine months of fiscal 2014 is as follows (in millions):

Principal amount repurchased	$59.6
Cash repurchase price	(119.9)
Write-off of deferred financing costs	(0.3)
Loss on 4 1/16% Debentures repurchased	$(60.6)

Retirement Benefit Plans

As of August 31, 2014 and November 30, 2013, the Company's tax-qualified pension plans' assets were as follows:

	August 31, 2014	November 30, 2013
	(In millions)
Defined benefit tax-qualified pension plans' assets	$1,239.0	$1,258.4

As of the last measurement date at November 30, 2013, the Company's unfunded pension obligation for the tax-qualified pension plans was $261.7 million. The Company does not expect to make any significant cash contributions to its government contractor business segment, Aerojet Rocketdyne, tax-qualified defined benefit pension plan until fiscal 2015, which are recoverable through its U.S. government contracts. Additionally, the Company does not expect to make any significant cash contributions to the GenCorp tax-qualified defined benefit pension plan until fiscal 2018 or later, which are not recoverable through its U.S. government contracts. The Company estimates that approximately 91% of its unfunded pension obligation as of November 30, 2013 is related to Aerojet Rocketdyne which will be recoverable through its U.S. government contracts.

On July 6, 2012, the Moving Ahead for Progress in the 21st Century Act ("MAP-21") was signed into law by the U.S. government. MAP-21, in part, provides temporary relief for employers who sponsor defined benefit pension plans related to funding contributions under the Employee Retirement Income Security Act. Specifically, MAP-21 implemented a 25-year average interest rate corridor around the 24-month interest rate used for purposes of determining minimum funding obligations. This relief deferred minimum required pension funding. On August 8, 2014, the Highway and Transportation Funding Act was signed into law, which enacts the pension provision that delays the widening of the interest corridor under MAP-21. This law is expected to increase the interest rates for the plan year beginning December 1, 2013 and decrease the minimum funding requirement for the Pension Protection Act.

The funded status of the pension plans may be adversely affected by the investment experience of the plans' assets, by any changes in U.S. law and by changes in the statutory interest rates used by tax-qualified pension plans in the U.S. to calculate funding requirements. Accordingly, if the performance of the Company's plans' assets does not meet assumptions, if there are changes to the Internal Revenue Service regulations or other applicable law or if other actuarial assumptions are modified, future contributions to the underfunded pension plans could be higher than the Company expects.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  future reductions or changes in U.S. government spending;
  cancellation or material modification of one or more significant contracts;
  negative audit of the Company's business by the U.S. government;
  the integration difficulties or inability to integrate the Rocketdyne Business into the Company's existing operations successfully or to realize the anticipated benefits of the acquisition;
  ability to manage effectively the Company's expanded operations following the acquisition of the Rocketdyne Business and the Company's recent capital transactions;
  the increase in the Company's leverage and debt service obligations as a result of the acquisition of the Rocketdyne Business;
  the Rocketdyne Business's international sales are subject to applicable laws relating to export controls, the violation of which could adversely affect its operations;
  the acquisition of the RD Amross, LLC is subject to a number of conditions which could delay or materially adversely affect the timing of its completion, or prevent it from occurring;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  failure to comply with applicable laws, including laws relating to export controls and anti-corruption or bribery laws;
  costs and time commitment related to potential acquisition activities;
  the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  failure to effectively integrate the Rocketdyne Business into the Company's ERP system;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release, or explosion, or unplanned ignition of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations including the inability to protect or enforce previously executed environmental agreements;
  reductions in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  inability to protect the Company's patents and proprietary rights;
  business disruptions;
  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  the substantial amount of debt which places significant demands on the Company's cash resources and could limit the Company's ability to borrow additional funds or expand its operations;
  the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  additional costs related to the Company's discontinued operations;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

GenCorp Inc.
Unaudited Condensed Consolidated Statement of Operations

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions, except per share amounts)
Net sales	$419.5	$367.5	$1,152.3	$897.8
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	374.2	326.7	1,027.2	798.6
Selling, general and administrative	9.7	14.1	28.1	39.9
Depreciation and amortization	15.7	15.2	45.9	26.6
Other expense, net:
Loss on debt repurchased	9.8	—	60.6	—
Other	6.5	8.1	11.6	24.5
Total operating costs and expenses	415.9	364.1	1,173.4	889.6
Operating income (loss)	3.6	3.4	(21.1)	8.2
Non-operating (income) expense:
Interest income	—	—	—	(0.2)
Interest expense	14.0	12.4	39.0	36.2
Total non-operating expense, net	14.0	12.4	39.0	36.0
Loss from continuing operations before income taxes	(10.4)	(9.0)	(60.1)	(27.8)
Income tax (benefit) provision	(0.7)	(206.6)	1.1	(199.6)
(Loss) income from continuing operations	(9.7)	197.6	(61.2)	171.8
Income (loss) from discontinued operations, net of income taxes	0.2	(0.2)	(0.6)	(0.2)
Net (loss) income	$(9.5)	$197.4	$(61.8)	$171.6
(Loss) Income Per Share of Common Stock
Basic
(Loss) income per share from continuing operations	$(0.17)	$3.25	$(1.05)	$2.83
Loss per share from discontinued operations, net of income taxes	—	—	(0.01)	—
Net (loss) income per share	$(0.17)	$3.25	$(1.06)	$2.83
Diluted
(Loss) income per share from continuing operations	$(0.17)	$2.39	$(1.05)	$2.13
Loss per share from discontinued operations, net of income taxes	—	—	(0.01)	—
Net (loss) income per share	$(0.17)	$2.39	$(1.06)	$2.13
Weighted average shares of common stock outstanding, basic	56.9	59.7	58.2	59.5
Weighted average shares of common stock outstanding, diluted	56.9	82.1	58.2	81.9

GenCorp Inc.
Unaudited Operating Segment Information
	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions)
Net Sales:
Aerospace and Defense	$418.0	$365.9	$1,147.7	$893.6
Real Estate	1.5	1.6	4.6	4.2
Total Net Sales	$419.5	$367.5	$1,152.3	$897.8
Segment Performance:
Aerospace and Defense	$33.6	$35.9	$90.6	$101.5
Environmental remediation provision adjustments	(4.7)	(1.7)	(6.6)	(2.3)
Retirement benefit plan expense	(6.1)	(11.3)	(18.3)	(32.8)
Unusual items	(0.1)	(0.2)	(0.2)	(1.8)
Aerospace and Defense Total	22.7	22.7	65.5	64.6
Real Estate	0.8	0.9	2.6	2.9
Total Segment Performance	$23.5	$23.6	$68.1	$67.5
Reconciliation of segment performance to loss from continuing operations before income taxes:
Segment performance	$23.5	$23.6	$68.1	$67.5
Interest expense	(14.0)	(12.4)	(39.0)	(36.2)
Interest income	—	—	—	0.2
Stock-based compensation expense	(1.5)	(3.4)	(4.5)	(9.7)
Corporate retirement benefit plan expense	(2.8)	(5.2)	(8.4)	(15.7)
Corporate and other	(5.8)	(5.0)	(15.5)	(16.7)
Unusual items	(9.8)	(6.6)	(60.8)	(17.2)
Loss from continuing operations before income taxes	$(10.4)	$(9.0)	$(60.1)	$(27.8)

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Unaudited Condensed Consolidated Balance Sheet
	August 31, 2014	November 30, 2013
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$154.9	$197.6
Accounts receivable	214.7	214.1
Inventories	132.3	105.9
Recoverable from the U.S. government and other third parties for environmental remediation costs	20.1	20.4
Receivable from Northrop Grumman Corporation ("Northrop")	6.0	6.0
Other receivables, prepaid expenses and other	26.7	22.4
Income taxes	13.4	12.6
Deferred income taxes	4.0	17.0
Total Current Assets	572.1	596.0
Noncurrent Assets
Property, plant and equipment, net	370.6	374.7
Real estate held for entitlement and leasing	87.3	80.2
Recoverable from the U.S. government and other third parties for environmental remediation costs	83.6	88.7
Receivable from Northrop	74.0	72.0
Deferred income taxes	180.0	175.7
Goodwill	164.4	159.6
Intangible assets	125.6	135.7
Other noncurrent assets, net	92.1	72.7
Total Noncurrent Assets	1,177.6	1,159.3
Total Assets	$1,749.7	$1,755.3
LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' (DEFICIT) EQUITY
Current Liabilities
Short-term borrowings and current portion of long-term debt	$5.5	$2.9
Accounts payable	115.4	122.5
Reserves for environmental remediation costs	35.0	36.6
Postretirement medical and life insurance benefits	7.2	7.3
Advance payments on contracts	122.4	104.4
Other current liabilities	216.4	206.0
Total Current Liabilities	501.9	479.7
Noncurrent Liabilities
Senior debt	95.0	42.5
Second-priority senior notes	460.0	460.0
Convertible subordinated notes	133.6	193.2
Other debt	89.4	0.6
Reserves for environmental remediation costs	133.6	134.7
Pension benefits	248.3	261.7
Postretirement medical and life insurance benefits	57.1	59.3
Other noncurrent liabilities	79.3	73.8
Total Noncurrent Liabilities	1,296.3	1,225.8
Total Liabilities	1,798.2	1,705.5
Commitments and contingencies
Redeemable common stock	0.2	0.2
Shareholders' (Deficit) Equity
Common stock	5.9	5.9
Other capital	285.4	280.1
Treasury stock	(64.5)	—
Accumulated deficit	(75.8)	(14.0)
Accumulated other comprehensive loss, net of income taxes	(199.7)	(222.4)
Total Shareholders' (Deficit) Equity	(48.7)	49.6
Total Liabilities, Redeemable Common Stock and Shareholders' (Deficit) Equity	$1,749.7	$1,755.3

GenCorp Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
	Nine months ended August 31,
	2014	2013
	(In millions)
Operating Activities
Net (loss) income	$(61.8)	$171.6
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	0.6	0.2
Depreciation and amortization	45.9	26.6
Amortization of debt discount and financing costs	2.7	3.6
Stock-based compensation	4.5	9.7
Retirement benefit expense	26.7	48.5
Loss on debt repurchased	60.6	—
Loss on bank amendment	0.2	—
Loss on disposal of long-lived assets	2.5	0.1
Tax benefit on stock-based awards	(1.5)	(0.1)
Changes in assets and liabilities	(46.2)	(233.6)
Net cash provided by continuing operations	34.2	26.6
Net cash used in discontinued operations	(0.1)	(0.1)
Net Cash Provided by Operating Activities	34.1	26.5
Investing Activities
Purchases of restricted cash investments	—	(470.0)
Sale of restricted cash investments	—	470.0
Purchase of Rocketdyne Business	0.2	(411.2)
Purchases of investments	—	(0.5)
Capital expenditures	(31.9)	(38.7)
Net Cash Used in Investing Activities	(31.7)	(450.4)
Financing Activities
Proceeds from issuance of debt	189.0	460.0
Debt issuance costs	(4.2)	(14.7)
Debt repayments/repurchases	(165.0)	(2.0)
Proceeds from shares issued under equity plans, net	(1.9)	0.3
Purchase of treasury stock	(64.5)	—
Tax benefit on stock-based awards	1.5	0.1
Net Cash (Used in) Provided by Financing Activities	(45.1)	443.7
Net (Decrease) Increase in Cash and Cash Equivalents	(42.7)	19.8
Cash and Cash Equivalents at Beginning of Period	197.6	162.1
Cash and Cash Equivalents at End of Period	$154.9	$181.9

Use of Unaudited Non-GAAP Financial Measures

In addition to segment performance (discussed above), the Company provides the Non-GAAP financial measure of its operational performance called Adjusted EBITDAP. The Company uses this metric to further its understanding of the historical and prospective consolidated core operating performance of its segments, net of expenses resulting from the Company's corporate activities in the ordinary, on-going and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metrics from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits, significant non-cash expenses, the impacts of financing decisions on the earnings, and items incurred outside the ordinary, on-going and customary course of its operations. Accordingly, the Company defines Adjusted EBITDAP as GAAP loss from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit expense, and unusual items which the Company does not believe are reflective of such ordinary, on-going and customary activities. Adjusted EBITDAP does not represent, and should not be considered an alternative to, net (loss) income, as determined in accordance with GAAP.

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions, except percentage amounts)
Loss from continuing operations before income taxes	$(10.4)	$(9.0)	$(60.1)	$(27.8)
Interest expense	14.0	12.4	39.0	36.2
Interest income	—	—	—	(0.2)
Depreciation and amortization	15.7	15.2	45.9	26.6
Retirement benefit expense	8.9	16.5	26.7	48.5
Unusual items	9.9	6.8	61.0	19.0
Adjusted EBITDAP	$38.1	$41.9	$112.5	$102.3
Adjusted EBITDAP as a percentage of net sales	9.1%	11.4%	9.8%	11.4%

In addition to segment performance and Adjusted EBITDAP, the Company provides the Non-GAAP financial measures of free cash flow and net debt. The Company uses these financial measures, both in presenting its results to stakeholders and the investment community, and in its internal evaluation and management of the business. Management believes that these financial measures are useful because it presents the Company's business using the same tools that management uses to gauge progress in achieving its goals.

	Three months ended August 31,		Nine months ended August 31,
	2014	2013	2014	2013
	(In millions)
Cash provided by operating activities	$56.4	$7.6	$34.1	$26.5
Capital expenditures	(13.4)	(17.0)	(31.9)	(38.7)
Free cash flow(1)	$43.0	$(9.4)	$2.2	$(12.2)
________
(1) Free Cash Flow, a Non-GAAP financial measure, is defined as cash flow from operating activities less capital expenditures. Free Cash Flow excludes any mandatory debt service requirements and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to cash flows from operations presented in accordance with GAAP. The Company believes Free Cash Flow is useful as it provides supplemental information to assist investors in viewing the business using the same tools that management uses to gauge progress in achieving the Company's goals.

	August 31, 2014	August 31, 2013
	(In millions)
Debt principal	$783.5	$705.1
Cash and cash equivalents	(154.9)	(181.9)
Net debt	$628.6	$523.2

Because the Company's method for calculating the Non-GAAP measures may differ from other companies' methods, the Non-GAAP measures presented above may not be comparable to similarly titled measures reported by other companies. These measures are not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

CONTACT: Investors: Kathy Redd, vice president and chief financial officer
         916.355.2361
         Ron Samborsky, vice president, investor relations
         916.355.3610
         Media: Glenn Mahone, vice president,communications
         202.302.9941